Exhibit 10.1
Execution Document

Così, Inc.
1751 Lake Cook Road, Suite 600
Deerfield, Illinois  60015

August 31, 2011

James Hyatt
c/o Così, Inc.
1751 Lake Cook Road, Suite 600
Deerfield, Illinois  60015

Dear Jim:

This letter will confirm our mutual agreement regarding the terms of your resignation from Così, Inc. (the “Company”).  Capitalized terms used but not defined herein shall have the meanings set forth in your Employment Agreement, dated September 15, 2007, as amended by the First Amendment, dated December 18, 2008 (as amended, the “Employment Agreement”).

You agree that your separation from the Company shall be effective as of September 23, 2011 (the “Separation Date”) and as of such date you shall cease to be employed by the Company and each and every subsidiary or affiliate of the Company in any capacity.  You agree that your separation from the Company is a voluntary termination of your employment, made by you without Good Reason.  You further agree to waive any right to reinstatement or future employment with the Company following your separation from the Company on the Separation Date.  In connection with your separation from the Company, effective as of August 29, 2011, you hereby resign from your position as President of the Company, from your position as Chief Executive Officer of the Company, from your position as a member of the Board of Directors of the Company, and from any and all other positions held by you with the Company, its subsidiaries and any other of its affiliated entities.

You will be entitled to your Accrued Benefits through the Separation Date in accordance with the terms of your Employment Agreement.  All granted but unvested Shares as of the Separation Date will be forfeited by you in accordance with the terms of your Employment Agreement.  You acknowledge and agree that, other than the payments and benefits expressly set forth in this Agreement, you have received all compensation to which you are entitled from the Company, and you are not entitled to any other payments or benefits from the Company.

You covenant and agree not to engage in any act or make any statement that is intended, or may reasonably be expected, to harm the reputation, business, prospects or operations of the Company or its subsidiaries, affiliates, officers, directors, stockholders, employees, agents, or franchisees.  The Company will instruct its senior management and directors not to engage in any act or say anything that is intended, or may reasonably be expected, to harm your reputation or business prospects and further agrees to make no official statements that are intended, or may reasonably be expected, to harm your reputation or business prospects.  Nothing in this letter agreement shall prohibit any person from making any truthful statements to the extent required by law or legal process.  You further acknowledge and affirm your continuing obligations under Sections 9, 10, 11 and 12 of your Employment Agreement regarding confidential information, non-competition, non-solicitation of employees of the Company and the Company’s ability to enforce such provisions following the Separation Date, respectively.

Prior to and after the Separation Date, you agree that you will reasonably cooperate with the Company, its subsidiaries and affiliates, at any level, and any of their officers, directors, shareholders, employees or designated attorneys, representatives and agents:  (A) concerning requests for information about the business of the Company or its subsidiaries or affiliates or your involvement and participation therein; (B) in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company; and (C) with respect to transition and succession matters.  Your cooperation shall include, but not be limited to (taking into account your personal and professional obligations, including those to any new employer or entity to which you provide services), being available to meet and speak with officers or employees of the Company and/or the Company’s counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing.  You shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable, documented travel and other expenses which you may incur at the specific request of the Company and as approved by the Company in accordance with its policies and procedures established from time to time.

On or prior to the Separation Date, you agree to return to the Company all Company property in your possession or use, including, without limitation, all automobiles, fax machines, printers, cell phones, credit cards, building-access cards and keys, other electronic equipment, and any records, software or other data from your personal computers or laptops which are not themselves Company property, however stored, relating to the Company’s confidential information.

You agree to release the Company from any and all claims you may have pursuant to the release set forth in Annex A hereto.

This letter agreement is not intended, and shall not be construed, as an admission that either you or the Company have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.  This letter agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to the principles of conflict of laws.  This letter agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing is in accordance with your understanding of our agreement, please sign on the space provided below and return the enclosed executed copy of this letter agreement, which will then constitute our agreement with respect to the foregoing matters.

Very truly yours

COSÌ, INC.

By:	/s/ Mark Demilio
Name: Mark Demilio
Title: Chairman of the Board

Acknowledged and Agreed:

/s/ James Hyatt
James Hyatt

Dated: 8-31-11

ANNEX A

RELEASE

For and in consideration of the payments and/or other benefits to be provided to and/or on behalf of you pursuant to this letter agreement, and the agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge and agree, you, James Hyatt, on behalf of you and your heirs, beneficiaries, agents, executors and assigns, hereby voluntarily, knowingly, and willingly release and forever discharge Così, Inc. (the “Company”) and its stockholders, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, executives and agents thereof, and their heirs, agents and assigns, and any and all pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such pension benefit and welfare benefit plans, from any and all actions, causes of action in law or in equity, administrative proceedings, suits, claims, debts, liens, sums of money, charges, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, and demands whatsoever, in law or equity, whether known or unknown, which may have existed or which may now exist, from the beginning of time to the date of this letter agreement, including, without limitation, any claims you may have arising from or relating to your employment or termination from employment with the Company, and further including a release of any rights or claims you may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment, including, but not limited to, the Illinois Human Rights Act, and the Illinois Wage Payment and Collection Act and any other laws regarding the payment of wages, to the maximum extent permitted by law.  This release further includes a release by you of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to your employment with or resignation or termination from the Company.  This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended (the “ADEA”).  The ADEA requires that you be advised to consult with an attorney before you waive any claim under the ADEA.  In addition, the ADEA provides you with at least twenty-one (21) days to decide whether to waive claims under the ADEA and seven (7) days after you sign the waiver to revoke that waiver.

This Annex A, which forms a part of and is incorporated into this letter agreement, shall operate as a general release and a covenant not to sue to the extent permitted by law.  It is the intention of the parties in executing this letter agreement that it shall be an effective bar to each and every claim, demand, and cause of action described in this Annex A, including known and unknown claims.  This release is not intended as a bar to any claim that, by law, may not be waived.  You agree to waive any right to any monetary recovery should any federal, state or local administrative agency pursue any claims on your behalf arising out of or related to your employment with and/or termination from your employment with the Company.  You acknowledges that you have not suffered any on-the-job injury or condition for which you have not already filed a claim.  You further acknowledge that you have no pending claims against the Company.

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